Exhibit 12.2

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
          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                        For the Three Months
                                                                                          Ended March 31,
                                                                                   -------------------------------
Millions of dollars                                                                     2004                 2003
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
Earnings from continuing operations                                                    $ 278                $ 225
Provision for income taxes                                                               183                  170
Minority Interests                                                                         5                    2
Distributions less than earnings from equity investments                                 (10)                 (11)
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         Earnings subtotal                                                               456                  386
Fixed charges included in earnings:
   Interest expense                                                                       33                   38
   Interest portion of rentals                                                             6                    6
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         Fixed charges subtotal                                                           39                   44
Earnings from continuing operations
   available before fixed charges                                                      $ 495                $ 430
==================================================================================================================
Fixed charges:
   Fixed charges included in earnings                                                   $ 39                 $ 44
   Capitalized interest                                                                   16                   16
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         Total fixed charges                                                            $ 55                 $ 60
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Ratio of earnings from operations
   to fixed charges                                                                      9.0                  7.2
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
(a)  Includes pre-tax Impairment of:                                                       5                    -

The ratio of earnings, excluding impairment, to fixed charges would be:                  9.1                  7.2

(b) Calculated as one-third of operating rental expense.

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